Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTS Systems Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-172136, 333-172137, 333-187287, 333-211902, and 333-218556) on Form S-8 and the registration statement (No. 333-231244) on Form S-3 of MTS Systems Corporation of our reports dated November 25, 2019, with respect to the consolidated balance sheets of MTS Systems Corporation as of September 28, 2019 and September 29, 2018, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended September 28, 2019, and the related notes and financial statement Schedule II, and the effectiveness of internal control over financial reporting as of September 28, 2019, which reports appear in the September 28, 2019 annual report on Form 10‑K of MTS Systems Corporation.
Our report dated November 25, 2019, on the effectiveness of internal control over financial reporting as of September 28, 2019, contains an explanatory paragraph that states management excluded from its assessment of the Company’s internal control over financial reporting as of September 28, 2019, E2M and Endevco’s internal control over financial reporting associated with total assets of $159 million and total revenues of $34 million included in the consolidated financial statements of the Company as of and for the fiscal year ended September 28, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of E2M and Endevco.
Our report refers to a change in the method of accounting for revenue.

/s/ KPMG LLP

Minneapolis, Minnesota
November 25, 2019